FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Supplementing the Prospectus dated February 14, 2011
Registration Statement No. 333-172009
Dated February 2, 2011

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free from the SEC Web site at www.sec.gov.  Alternatively, the underwriter will arrange to send you the prospectus if you request it from Haywood Securities Inc., Suite 700-200 Burrard Street, Vancouver, BC, Canada V6C 3L6, Attention: Michelle Jankovich, Telephone: 604-697-7126, E-mail: mjankovich@haywood.com.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This prospectus supplement, together with the short form base shelf prospectus dated April 21, 2011 to which it relates, as amended or supplemented, and each document incorporated or deemed to be incorporated by reference herein and  therein, constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

Information has been incorporated by reference in this prospectus supplement from documents filed with the securities commissions or similar regulatory authorities in Canada. Copies of the documents incorporated by reference herein may be obtained on request without charge from the Corporate Secretary, 8310 South Valley Highway, Suite 280, Englewood, Colorado 80112, U.S.A., telephone (720) 979-0900, and are also available electronically at www.sedar.com.

PROSPECTUS SUPPLEMENT
To a Short Form Base Shelf Prospectus dated April 21, 2011

New Issue	May 24, 2011

MIDWAY GOLD CORP.
US$1.60
7,500,000 Common Shares

Midway Gold Corp. ("Midway" or the "Company") is hereby qualifying for distribution 7,500,000 common shares (the "Offered Shares") of Midway at a price of US$1.60 per Offered Share (the "Offering Price").  The offering is made pursuant to an underwriting agreement (the "Underwriting Agreement") dated May 24, 2011, between Midway and Haywood Securities Inc. (the "Underwriter") as more fully described under the section entitled “Plan of Distribution” in this Prospectus Supplement.

The outstanding common shares of the Company (the "Common Shares") are listed and posted for trading on the TSX Venture Exchange (the "TSX.V") and the NYSE Amex Equities Exchange ("Amex"), in each case, under the symbol "MDW".  Midway has applied to list the Offered Shares on the TSX.V and Amex.  Listing of the Offered Shares will be subject to the Company fulfilling all of the listing requirements of the TSX.V and Amex, respectively.  On May 20, 2011, the closing sale price of the Common Shares on the TSX.V and Amex was $1.65 and US$1.7199 per share, respectively.  The Offering Price of the Offered Shares was determined by negotiation between the Company and the Underwriter.

Investing in the Offered Shares involves significant risks.  Investors should carefully read the "Risk Factors" section of this Prospectus Supplement, beginning on page s-4, in the accompanying short form base shelf prospectus dated April 21, 2011 (the "Prospectus") beginning on page 6, and in the documents incorporated by reference therein and herein.

Price: US$1.60 Per Common Share

	Price to Public		Underwriter's Fee (1)		Net Proceeds to the Company (2)
Per Offered Share	US$	1.60	US$	0.08	US$	1.52
Total	US$	12,000,000	US$	600,000	US$	11,400,000
(1)	The Company has agreed to pay to the Underwriter a fee of US$600,000, representing 5.0% of the aggregate gross proceeds of the offering, or US$0.08 per Offered Share sold. See "Plan of Distribution".

(2)	After deducting the Underwriter's fee, but before deducting the expenses of the offering, which are estimated at US$265,000.

The Underwriter, as principal, conditionally offers the Offered Shares, subject to prior sale, if, as and when issued by the Company, and accepted by the Underwriter in accordance with the conditions contained in the Underwriting Agreement referred to under "Plan of Distribution" and subject to the passing upon of certain legal matters on behalf of the Company by Stikeman Elliott LLP with respect to Canadian legal matters and Dorsey & Whitney LLP with respect to U.S. legal matters and on behalf of the Underwriter by Blake, Cassels & Graydon LLP with respect to Canadian legal matters.

The Underwriter may offer the Offered Shares at a price lower than the price indicated above.  See "Plan of Distribution".

Subscriptions will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice.  One or more certificates representing the Offered Shares will be issued in registered form to Clearing and Depository Services Inc. ("CDS") or nominees thereof and deposited with CDS on the date of the closing of the offering, which is expected to occur on or about June 6, 2011, but in any event, not later than July 5, 2011, or such other date as may be agreed upon by the Company and the Underwriter, acting reasonably. A purchaser of Offered Shares will receive only a customer confirmation from the registered dealer through which the Offered Shares are purchased.

Prospective investors should be aware that the acquisition, holding and disposition of the Offered Shares may have tax consequences both in Canada and the United States.  Prospective investors should consult their own tax advisors with respect to their own particular circumstances.

The Underwriter may, in connection with the offering, effect transactions which stabilize or maintain the market price of the Common Shares at levels which might not prevail in the open market. Such transactions, if commenced, may be discontinued at any time.  See “Plan of Distribution”.

The financial information of the Company contained in the documents incorporated by reference herein is presented in Canadian dollars.  References in this Prospectus Supplement to "$" are to Canadian dollars. United States dollars are indicated by the symbol "US$".

Certain individuals signing a certificate for this Prospectus Supplement, namely Daniel Wolfus, Fritz Schaudies, Frank Yu and George Hawes (together, the “Signatories”), reside outside of Canada.  Although the Company and the Signatories have appointed 152928 Canada Inc., Suite 1700, 666 Burrard Street, Vancouver, British Columbia, V6C 2X8 as their agent for service of process in Canada, it may not be possible for investors to enforce judgements obtained in Canada against the Non-Resident Signatories.

The Company’s registered office is located at Suite 1700, Park Place, 666 Burrard Street, Vancouver, British Columbia, Canada V6C 2X8 and the Company’s principal executive and head office is located at 8310 South Valley Highway, Suite 280, Englewood, Colorado 80112, U.S.A.

ii

TABLE OF CONTENTS

Prospectus Supplement

Propectus

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	2
FINANCIAL INFORMATION AND CURRENCY	3
THE COMPANY	3
RECENT DEVELOPMENTS	6
RISK FACTORS	6
DOCUMENTS INCORPORATED BY REFERENCE	15
USE OF PROCEEDS	16
CONSOLIDATED CAPITALIZATION	16
DESCRIPTION OF SHARE CAPITAL	16
DESCRIPTION OF WARRANTS	17
DESCRIPTION OF UNITS	18
PRICE RANGE AND TRADING VOLUMES	19
PRIOR SALES	20
PLAN OF DISTRIBUTION	21
INTEREST OF EXPERTS	22
TRANSFER AGENT AND REGISTRAR	22
LEGAL MATTERS	23
STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION	23
CONSENT OF AUDITOR	C-1
CERTIFICATE OF THE COMPANY	C-2

IMPORTANT NOTICE ABOUT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this Prospectus Supplement, which describes the specific terms of the securities being offered and also adds to and updates information contained in the accompanying Prospectus and the documents incorporated by reference into this Prospectus Supplement and the Prospectus.  The second part, the Prospectus, gives more general information, some of which may not apply to the securities being offered under this Prospectus Supplement.  This Prospectus Supplement is deemed to be incorporated by reference into the Prospectus solely for the purposes of this offering.

You should rely only on the information contained in or incorporated by reference in this Prospectus Supplement and the Prospectus.  If the description of the Offered Shares varies between this Prospectus Supplement and the Prospectus, you should rely on the information in this Prospectus Supplement.  Neither the Company nor the Underwriter has authorized any other person to provide investors with additional or different information.  If anyone provides you with any additional, different or inconsistent information, you should not rely on it.  The Company is not, and the Underwriter is not, making an offer of the Offered Shares in any jurisdiction where the offer is not permitted by law.  You should not assume that the information contained in or incorporated by reference in this Prospectus Supplement or the Prospectus is accurate as of any date other than the date of the document in which such information appears.  Our business, financial condition, results of operations and prospects may have changed since those dates.  Information in this Prospectus Supplement updates and modifies the information in the accompanying Prospectus and information incorporated by reference herein and therein.  To the extent that any statement made in this Prospectus Supplement differs from those in the accompanying Prospectus, the statements made in the accompanying Prospectus and the information incorporated by reference herein and therein are deemed modified or superseded by the statements made by this Prospectus Supplement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus Supplement, the Prospectus and the documents incorporated by reference herein and therein contain "forward-looking statements" within the meaning of applicable Canadian securities legislation.  Such forward-looking statements concern the Company’s anticipated results and developments in the Company’s operations in future periods, planned exploration and development of its properties, plans related to its business and other matters that may occur in the future.  These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.  These statements include, but are not limited to, comments regarding:

▪	the establishment and estimates of mineral reserves and resources;
▪	the grade of mineral reserves and resources;
▪	anticipated expenditures and costs in our operations;
▪	planned exploration activities and the anticipated outcome of such exploration activities;
▪	plans and anticipated timing for obtaining permits and licenses for our properties;
▪	anticipated closure costs;
▪	expected future financing and its anticipated outcome;
▪	anticipated liquidity to meet expected operating costs and capital requirements;
▪	estimates of environmental liabilities;
▪	our ability to obtain financing to fund our estimated expenditure and capital requirements;
▪	factors expected to impact our results of operations; and
▪	the expected impact of the adoption of new accounting standards.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as "expects" or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans", "estimates" or "intends", or stating that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

▪	risks related to our history of losses and our requirement for additional financing to fund exploration and, if warranted, development of our properties;
▪	risks related to our lack of historical production from our mineral properties;
▪	uncertainty and risks related to cost increases for our exploration and, if warranted, development projects;
▪	uncertainty and risks related to the effect of a shortage of equipment and supplies on our ability to operate our business;
▪	uncertainty and risks related to mining being inherently dangerous and subject to events and conditions beyond our control;

▪	uncertainty and risks related to our mineral resource estimates being based on assumptions and interpretations;
▪	risks related to changes in mineral resource estimates affecting the economic viability of our projects;
▪	risks related to differences in U.S. and Canadian practices for reporting reserves and resources;
▪	uncertainty and risks related to our exploration activities on our properties not being commercially successful;
▪	uncertainty and risks related to encountering archaeological issues and claims in relation to our properties;
▪	risks related to our Midway property being in close proximity to a municipal water supply;
▪	uncertainty and risks related to fluctuations in gold, silver and other metal prices;
▪	risks related to our lack of insurance for certain high-risk activities;
▪	uncertainty and risks related to our ability to acquire necessary permits and licenses to place our properties into production;
▪	risks related to government regulations that could affect our operations and costs;
▪	risks related to environmental regulations;
▪	uncertainty and risks related to proposed legislation that may significantly affect the mining industry;
▪	uncertainty and risks related to pending legislation governing issues involving climate change;
▪	uncertainty and risks related to evolving corporate governance standards and public disclosure regulations;
▪	risks related to land reclamation requirements on our properties;
▪	risks related to increased competition for capital funding in the mining industry;
▪	risks related to competition in the mining industry;
▪	risks related to our possible entry into joint venture and option agreements on our properties;
▪	risks related to our directors and officers having conflicts of interest;
▪	risks related to our ability to attract qualified management to meet our expected needs in the future;
▪	uncertainty and risks related to currency fluctuations;
▪	uncertainty and risks related to title to our properties being subject to claims;
▪	risks related to our status as a passive foreign investment company;
▪	risks related to our securities; and
▪	risks related to this offering.

This list is not exhaustive of the factors that may affect our forward-looking statements. Some of the important risks and uncertainties that could affect forward-looking statements are described further under the section titled "Risk Factors" in this Prospectus Supplement, the Prospectus and in the Company's Annual Report on Form 10-K for the year ended December 31, 2010. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as required by law.

We qualify all the forward-looking statements contained in this Prospectus Supplement, the Prospectus and the documents incorporated by reference herein and therein by the foregoing cautionary statements.

FINANCIAL INFORMATION AND CURRENCY

The financial information of the Company contained in the documents incorporated by reference in this Prospectus Supplement and in the Prospectus is presented in accordance with generally accepted accounting principles ("GAAP") in the United States. There are no material differences between Canadian and U.S. GAAP which affect the Company's financial statements.  The financial information of the Company contained in the documents incorporated by reference is presented in Canadian dollars, unless otherwise indicated.

References in this Prospectus Supplement to "$" are to Canadian dollars. United States dollars are indicated by the symbol "US$".  On May 20, 2011, the closing exchange rate for Canadian dollars in terms of the United States dollar, as quoted by the Bank of Canada, was US$1.00 = $1.0277.

THE COMPANY

Midway is an exploration stage company engaged in the acquisition, exploration, and, if warranted, development of gold and silver mineral properties in North America. Midway's mineral properties are located in Nevada and Washington.  The Midway, Spring Valley, Pan, Gold Rock and Golden Eagle gold properties are exploratory stage projects and have identified gold mineralization and the Burnt Canyon and Thunder Mountain projects are earlier stage gold and silver exploration projects. Midway is working towards transitioning from an exploration stage company to a gold production company with plans to advance the Pan gold property located in White Pine County, Nevada through to production by as early as 2013, dependent upon the anticipated production of a final feasibility study on the Pan gold property later in 2011.  Prospective purchasers of Offered Shares should read the description of the Company and its business under the heading "The Company" in the Prospectus.

Recent Developments

On May 2, 2011, the Company announced that an updated mineral resource estimate for the Company's wholly-owned Spring Valley project in Pershing County, Nevada showed that the total gold identified at the Spring Valley had grown significantly from the previous inferred resource estimate in 2009.  For further details of the updated mineral resource estimate, please see the material change report of the Company dated May 20, 2011 which is available under the Company's profile at www.sedar.com.  For further information on the Spring Valley project, please see the report entitled "NI 43-101 Technical Report on the Spring Valley Project" dated effective May 24, 2011, prepared by Gustavson Associates, LLC and Resource Development Inc., which is available under the Company's profile at www.sedar.com.

RISK FACTORS

An investment in the Offered Shares is speculative and involves a high degree of risk due to the nature of the Company's business. In addition to the summary of risk factors contained in the accompanying Prospectus and the offering-specific risk factors set out below and the other information contained in this Prospectus Supplement, and in the documents incorporated by reference herein, prospective purchasers of Offered Shares should read the discussion of certain risks affecting the Company in connection with its business that is provided under the heading "Risk Factors" in the accompanying Prospectus as well as in the documents incorporated by reference therein.

Summary of risk factors contained in the accompanying Prospectus

The following is a short description of the risks and uncertainties which are more fully described under the section entitled “Risk Factors” in the accompanying Prospectus:

•	We have a history of losses and will require additional financing to fund exploration and, if warranted, development;

•	We have no history of producing metals from our mineral properties;

•	Increased costs could affect our financial condition;

•	A shortage of equipment and supplies could adversely affect our ability to operate our business;

•	Mining and resource exploration is inherently dangerous and subject to conditions or events beyond our control, which could have a material adverse effect on our business and plans;

•	The figures for our resources are estimates based on interpretation and assumptions and may yield less mineral production under actual conditions than is currently estimated;

•	Any material changes in mineral resource estimates and grades of mineralization will affect the economic viability of placing a property into production and a property's return on capital;

•	Our exploration activities on our properties may not be commercially successful, which could lead us to abandon our plans to develop the property and our investments in exploration;

•
We may encounter archaeological issues and claims relating to our Midway and Pan properties, which may delay our ability to conduct further exploration or developmental activities or could affect our ability to place the property into commercial production, if warranted;

•
Our Midway property is in close proximity to a municipal water supply, which may delay our ability to conduct further exploration or developmental activities or could affect our ability to place the property into commercial production, if warranted;

•	Changes in the market price of gold, silver and other metals, which in the past has fluctuated widely, will affect the profitability of our operations and financial condition;

•	We do not maintain insurance with respect to certain high-risk activities, which exposes us to significant risk of loss;

•	We may not be able to obtain all required permits and licenses to place any of our properties into production;

•	We are subject to significant governmental regulations, which affect our operations and costs of conducting our business;

•	Our activities are subject to environmental laws and regulations that may increase our costs of doing business and restrict our operations;

•	Legislation has been proposed that would significantly affect the mining industry;

•	Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on our business;

•
Our business is subject to evolving corporate governance and public disclosure regulations that have increased both our compliance costs and the risk of noncompliance, which could have an adverse effect on our stock price;

•	Land reclamation requirements for our properties may be burdensome and expensive;

•	Increased competition could adversely affect our ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future;

•	We compete with larger, better capitalized competitors in the mining industry;

•	Joint ventures and other partnerships may expose us to risks;

•	Our directors and officers may have conflicts of interest as a result of their relationships with other companies;

•
We may experience difficulty attracting and retaining qualified management to meet the needs of our anticipated growth, and the failure to manage our growth effectively could have a material adverse effect on our business and financial condition;

•	Our results of operations could be affected by currency fluctuations;

•	Title to our properties may be subject to other claims, which could affect our property rights and claims;

•	We do not currently intend to pay cash dividends;

•	The market for our common shares has been volatile in the past, and may be subject to fluctuations in the future;

•	If we raise additional funding through equity financings, then our current shareholders will suffer dilution.

Risks related to the Offering

Loss of Entire Investment.

An investment in the Offered Shares is speculative and may result in the loss of an investor’s entire investment. Only potential investors who are experienced in high risk investments and who can afford to lose their entire investment should consider an investment in the Offered Shares.

Price Volatility.

Securities markets have a high level of price volatility, and the stock prices of many companies have experienced wide fluctuations which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. Factors unrelated to the financial performance or prospects of the Company include macroeconomic developments in North America and globally, and market perceptions of the attractiveness of particular industries.  As a result of any of these factors, the Corporation’s stock price at any given point in time may not accurately reflect the long term value of the Company.

Use of Proceeds.

The Company currently intends to allocate the net proceeds received from this offering as described under “Use of Proceeds”.  However, management will have discretion in the actual application of the net proceeds, and may elect to allocate net proceeds differently from that described under “Use of Proceeds” if management believes it would be in the Company’s best interests to do so.  Shareholders of the Company may not agree with the manner in which management chooses to allocate and spend the net proceeds.  The failure by management to apply these funds effectively could have a material adverse effect on the Company’s business.

Dilution.

The Company may require additional funds in respect of the further exploration and development of its properties.  If the Company raises funds by issuing additional equity securities, especially at prices lower than the price of the Offered Shares offered under this Prospectus Supplement, such financing will dilute the equity interests of its current shareholders, including purchasers who acquire Offered Shares pursuant to this Prospectus Supplement.

USE OF PROCEEDS

The net proceeds to the Company from this offering, after payment of the Underwriter's fee but before deducting the expenses of the offering (estimated to be US$265,000), will be US$11,400,000.

The net proceeds to Midway from the sale of the Offered Shares will be used to advance Midway's projects, to fund Midway's general and administrative costs (including property maintenance fees) and for general working capital purposes.

The majority of the expenditures (approximately US$9,000,000) are expected to be focused on advancing the Company's Pan project, including a feasibility study, additional development drilling, and continuing permitting efforts, including an environmental impact study, continued metallurgical optimization work, waste rock characterization, development of water rights, electrical power supply, select detailed engineering and access road construction.  Capital expenditures and placement of deposits on long-lead items in support of these activities are estimated to be US$1,400,000.

The remainder of the net proceeds of this offering (estimated to be approximately US$735,000) will be used for general working capital purposes.

The actual amount that the Company spends in connection with each of the intended uses of proceeds may vary significantly from the amounts specified above, and will depend on a number of factors, including those described in the "Risk Factors" section of the Prospectus.

Although the Company intends to use the net proceeds from this offering for the purposes set forth above, we reserve the right to use such net proceeds for other purposes to the extent that circumstances, including unforeseen events, the outcome of further studies and results obtained from the Company's mineral exploration and other sound business reasons, make such use necessary or prudent.

PLAN OF DISTRIBUTION

Pursuant to an underwriting agreement dated May 24, 2011 (the "Underwriting Agreement"), the Company has agreed to sell and the Underwriter has agreed to purchase on June 6, 2011, or such other date as may be agreed upon by the Company and the Underwriter, acting reasonably, but in any event, not later than July 5, 2011, subject to the terms and conditions stated in the Underwriting Agreement, all but not less than all of the 7,500,000 Offered Shares at a price of US$1.60 per Offered Share, payable in cash to the Company against delivery of such Offered Shares.  The obligations of the Underwriter under the Underwriting Agreement may be terminated upon the occurrence of certain stated events.  The Underwriter is, however, obligated to take up and pay for all of the Offered Shares if any Offered Shares are purchased under the Underwriting Agreement.

The offering is being made concurrently in the provinces of British Columbia, Alberta and Ontario pursuant to this Prospectus Supplement and the accompanying Prospectus and in the United States under a prospectus supplement to the base prospectus contained in the Company’s effective registration statement on Form S-3 filed with the U.S. Securities and Exchange Commission on February 2, 2011.  The Offered Shares will be offered in Canada through the Underwriter and in the United States by members of the selling group that are U.S. registered broker-dealers, including the Underwriter’s affiliate, Haywood Securities (USA) Inc. No securities will be offered or sold in any jurisdiction except by or through brokers or dealers duly registered under the applicable securities laws of that jurisdiction, or in circumstances where an exemption from such registered dealer requirements is available.

The Underwriter is offering the Offered Shares, subject to prior sale, if, as and when issued to and accepted by the Underwriter, subject to approval of certain legal matters, including the conditions contained in the Underwriting Agreement, such as receipt by the Underwriter of officers' certificates and legal opinions.  The Underwriting Agreement provides that the Underwriter’s obligation to purchase the Offered Shares depends on the satisfaction of the conditions contained in the Underwriting Agreement including:

•	the representations and warranties made by the Company to the Underwriter are true;

•	there is no material change in the Company's business; and

•	the Company deliver customary closing documents to the Underwriter.

Additionally, the obligations of the Underwriter under the Underwriting Agreement may be terminated at the Underwriter’s discretion upon the occurrence of certain stated events.

The Offering Price of the Offered Shares for all investors in this offering will be payable in United States dollars, unless the Underwriter otherwise agrees.  All of the proceeds of this offering will be paid to the Company by the Underwriter in United States dollars based on the United States dollar Offering Price.

Subscriptions for the Offered Shares will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice.  One or more certificates representing the Offered Shares will be issued in registered form to CDS or a nominee thereof and deposited with CDS on the date of the closing of the offering.  A purchaser of Offered Shares will receive only a customer confirmation from the registered dealer through which the Offered Shares are purchased.

The Offering Price per Offered Share was determined based on arm's length negotiations with the Underwriter.

Underwriter's Fee and Expenses

The Company has agreed to pay a cash commission to the Underwriter in the amount equal to 5.0% (US$0.08 per Offered Share sold) of the gross proceeds of the sale of the Offered Shares in consideration for services rendered.  The aggregate commission payable to the Underwriter upon closing of the offering will be US$600,000.

The Underwriter proposes to offer the Offered Shares initially at the price specified on the cover of this Prospectus Supplement.  After the Underwriter has made a reasonable effort to sell all of the Offered Shares at the price specified on the cover page, the price may be decreased and may be further changed from time to time to an amount not greater than that set out on the cover page, and the compensation realized by the Underwriter will be decreased by the amount that the aggregate price paid by purchasers for the Offered Shares is less than the gross proceeds paid by the Underwriter to the Company.

We have also agreed to reimburse the Underwriter for the reasonable fees and expenses incurred by it in connection with this offering subject to certain limitations.

Offering Expenses

The estimated offering expenses payable by us, in addition to the fee of US$600,000 due to the Underwriter and the fees of the Underwriter's legal counsel up to a maximum of US$40,000, are approximately US$225,000, which includes legal and filing fees, printing costs, various other fees associated with qualifying the securities for sale in British Columbia, Alberta and Ontario, registering the securities in the United States, and listing the Offered Shares on the TSX.V and Amex.  After deducting certain fees due to the Underwriter and our estimated offering expenses, we expect the net proceeds from this offering to be approximately US$11,135,000.

Indemnity and Contribution

We have agreed to indemnify the Underwriter, and certain related parties, against certain liabilities directly or indirectly, relating to, caused by, resulting from, arising out of or based upon, directly or indirectly, the Underwriter's activities in connection with this offering;  provided however that we shall not be required to indemnify any such person to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that such losses, expenses, claims, damages or liabilities were caused by the fraud, gross negligence, wilful misconduct or bad faith of such persons.

Further Issue of Securities

We have also agreed with the Underwriter that the Company will not issue, announce any issue or agree to issue any securities of the Company, other than issuances (i) under existing director or employee stock option, bonus or purchase plans, as detailed in the Company's most recent information circular, (ii) under director or employee stock options or bonuses granted subsequently in accordance with regulatory approval, or (iii) as a result of the exercise of currently outstanding share purchase warrants or options or previously scheduled property payments, during the period beginning on May 20, 2011 and ending 90 days after the closing date of this offering without the written agreement of the Underwriter, such agreement not to be unreasonably withheld.

Price Stabilization and Short Positions

Pursuant to policy statements of certain Canadian securities regulators, the Underwriter may not, throughout the period of distribution, bid for or purchase Common Shares.  The foregoing restriction is subject to certain exceptions for bids or purchases made through the facilities of the TSX.V, in accordance with the Universal Market Integrity Rules of the Investment Industry Regulatory Organization of Canada, including, (a) market stabilization or market balancing activities on the TSX.V where the bid for or purchase of securities is for the purpose of maintaining a fair and orderly market in the securities, subject to price limitations applicable to such bids or purchases, (b) a bid or purchase on behalf of a client, other than certain prescribed clients, provided that the client’s order was not solicited by the Underwriter, or if the client’s order was solicited, the solicitation occurred before the commencement of a prescribed restricted period, and (c) a bid or purchase to cover a short position entered into prior to the commencement of a prescribed restricted period.

Until the distribution of the Offered Shares is completed, SEC rules may limit the Underwriter from bidding for and purchasing Common Shares.  However, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Shares, such as bids or purchases to peg, fix or maintain that price in accordance with Regulation M under the United States Securities Exchange Act of 1934, as amended.

If the Underwriter creates a short position in the Common Shares in connection with this offering, the Underwriter may reduce that short position by purchasing Common Shares in the open market.  Purchases of Common Shares to stabilize the price may cause the price of the Common Shares to be higher than it might be in the absence of such purchases.

Neither the Company nor the Underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Shares.  In addition, neither the Company nor the Underwriter make any representation that the Underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Stock Exchange Listing

The outstanding Common Shares are listed on the TSX.V and Amex.  The Company has applied to list the Offered Shares on the TSX.V and Amex.  Listing will be subject to the Company fulfilling all of the listing requirements of the TSX.V and Amex.

DESCRIPTION OF THE SECURITIES DISTRIBUTED

This offering consists of 7,500,000 Common Shares.

Midway is authorized to issue an unlimited number of Common Shares, without par value, of which 102,576,584 are issued and outstanding as at the date of this Prospectus Supplement.  There are options outstanding to purchase up to 7,170,000 Common Shares at prices ranging from $0.56 to $3.36.  There are warrants outstanding to purchase up to 4,209,418 Common Shares at an exercise price of $0.80 with an expiry date of June 16, 2012. Holders of Common Shares are entitled to one vote per Common Share at all meetings of shareholders, to receive dividends as and when declared by the board of directors of the Company and to receive a pro rata share of the assets of the Company available for distribution to the shareholders in the event of the liquidation, dissolution or winding-up of the Company.  There are no pre-emptive, conversion or redemption rights attached to the Common Shares.

DIVIDEND POLICY

We have never declared or paid any dividends on the Common Shares.  Our current intention is to retain our earnings, if any, to finance the growth and development of our business and we do not expect to pay dividends or to make any other distributions in the near future.  Our board of directors will review this policy from time to time having regard to our financing requirements, financial condition and other factors considered to be relevant.

CONSOLIDATED CAPITALIZATION

Other than as set out herein under "Prior Sales", there have been no material changes in the share capitalization of the Company since March 31, 2011.

As a result of the issuance of the Offered Shares which may be distributed under this Prospectus Supplement, the share capital of the Company will increase by US$11,135,000 after deducting the Underwriter's fee and the estimated expenses of the offering.

PRIOR SALES

In the 12 months prior to the date of this Prospectus, the Company has issued the following securities:

Date of Grant/ Issuance	Price per Security ($)	Number of Securities Issued
Common Shares:
16-06-2010	0.60	11,078,666
13-09-2010	0.80	12,500
22-11-2010	US$0.60	6,660,000
18-01-2011	0.80	10,000
13-01-2011	0.80	100,000
18-01-2011	0.80	10,000
3-02-2011	0.80	210,500
7-02-2011	0.80	500,000
8-02-2011	US$0.90	40,000
9-02-2011	0.80	52,500
10-02-2011	0.80	274,500
16-02-2011	0.80	25,000
17-02-2011	0.80	50,000
21-02-2011	0.80	200,000
22-02-2011	US$0.90	85,000
25-02-2011	US$0.90	780,500
28-02-2011	0.80	46,500
2-03-2011	US$0.90	50,000
4-03-2011	US$0.90	15,000
7-03-2011	0.80	210,250
8-03-2011	0.80	100,000
9-03-2011	US$0.90	1,500,000
9-03-2011	0.80	100,000
11-03-2011	US$0.90	249,500
17-03-2011	0.80	86,500
18-03-2011	0.80	7,500
21-03-2011	0.80	400,000
28-03-2011	0.80	100,000
31-03-2011	0.80	22,500
4-04-2011	0.80	175,000
5-04-2011	0.80	60,000
7-04-2011	0.80	10,000
7-04-2011	0.80	165,000
11-04-2011	0.80	5,000
15-04-2011	0.80	62,500
26-04-2011	0.80	5,000
03-05-2011	0.80	10,875
04-05-2011	0.80	147,500
05-05-2011	0.80	25,000
06-05-2011	0.80	200,000
11-05-2011	0.80	50,000
13-05-2011	0.80	5,000
19-05-2011	0.80	463
Options to purchase Common Shares:
17-06-2010	0.58	1,705,000

Date of Grant/ Issuance	Price per Security ($)	Number of Securities Issued
22-10-2010	0.61	350,000
13-01-2011	0.95	815,000
16-05-2011	1.47	150,000
Warrants to purchase Common Shares:
16-06-2010	0.80	5,539,333
16-06-2010	0.80	658,840
12-11-2010	US$0.90	3,330,000

PRICE RANGE AND TRADING VOLUMES

The Common Shares are listed and posted for trading on the TSX.V and Amex under the symbol "MDW".  The following tables set forth the reported high, low and closing sale prices and the daily average volume of trading of the Common Shares during the 12 months preceding the date of this Prospectus Supplement.

	TSX Venture Exchange (prices in Canadian dollars)				NYSE Amex (prices in U.S. dollars)
2010	High	Low	Close	Volume	High	Low	Close	Volume
May	0.80	0.58	0.62	1,181,005	0.82	0.60	0.64	6,615,120
June	0.69	0.49	0.49	2,091,268	0.6502	0.44	0.46	6,299,062
July	0.50	0.38	0.41	2,296,844	0.50	0.38	0.42	4,638,197
August	0.55	0.41	0.53	284,344	0.55	0.3925	0.519	3,766,264
September	0.64	0.50	0.60	1,668,699	0.64	0.519	0.5922	5,730,531
October	0.66	0.58	0.62	1,006,360	0.67	0.563	0.61	5,746,317
November	0.84	0.52	0.81	2,488,847	0.82	0.55	0.80	9,486,938
December	0.95	0.72	0.82	923,784	0.9493	0.74	0.8397	10,219,730
2011	High	Low	Close	Volume	High	Low	Close	Volume
January	1.35	0.80	1.23	2,929,810	1.36	0.80	1.26	23,202,572
February	1.91	1.12	1.91	6,401,361	1.95	1.03	1.94	29,211,698
March	2.28	1.51	1.75	4,419,807	2.39	1.53	1.80	37,460,888
April	2.19	1.66	2.00	1,809,017	2.28	1.71	2.09	23,806,620
May 1-20	2.25	1.38	1.65	674,504	2.37	1.41	1.7199	15,044,501

The closing price of the Common Shares on the TSX.V and Amex on May 20, 2011 was $1.65 and US$1.7199, respectively.

LEGAL MATTERS

Certain legal matters relating to the offering of the Offered Shares will be passed upon on behalf of the Company by Stikeman Elliott LLP, Vancouver, British Columbia, with respect to Canadian legal matters, and by Dorsey & Whitney LLP, Denver, Colorado, with respect to U.S. legal matters, and for the Underwriter by Blake, Cassels & Graydon LLP, with respect to Canadian legal matters.

DOCUMENTS INCORPORATED BY REFERENCE

This Prospectus Supplement is deemed, as of the date hereof, to be incorporated by reference into the accompanying Prospectus solely for the purposes of this offering.  Other documents are also incorporated, or are deemed to be incorporated, by reference into the Prospectus, and reference should be made to the Prospectus for full particulars thereof.

Information has been incorporated by reference in the Prospectus and this Prospectus Supplement from documents filed with securities commissions or similar regulatory authorities in Canada.  Copies of the documents incorporated by reference herein or therein may be obtained on request without charge from the Corporate Secretary at 8310 South Valley Highway, Suite 280, Englewood, Colorado 80112, U.S.A., telephone (720) 979-0900, and are also available electronically at www.sedar.com.

The following documents which have been filed by the Company with securities commissions or similar authorities in Canada, are also specifically incorporated by reference into, and form an integral part of, the Prospectus, as supplemented by this Prospectus Supplement:

(a)
the Annual Report on Form 10-K of the Company, for the year ended December 31, 2010, which report contains the audited consolidated financial statements of the Company and the notes thereto as at December 31, 2010 and 2009 and for each of the years in the three year period ended December 31, 2010, together with the auditors’ report thereon, and the related management’s discussion and analysis of financial conditions and results of operations for the year ended December 31, 2010;

(b)
the Quarterly Report on Form 10-Q for the quarter end March 31, 2011, which report contains the unaudited interim consolidated financial statements as at and for the three months ended March 31, 2011 and 2010 and for the cumulative period from inception (May 14, 1996) to March 31, 2011, together with the notes thereto, and the related management’s discussion and analysis of financial conditions and results of operations for the three months ended March 31, 2011;

(c)	the Proxy Statement on Schedule 14A, dated March 31, 2011, in connection with the annual and special meeting of shareholders held on May 5, 2011;

(d)	the material change report dated February 10, 2011 announcing the acceleration of the expiry date of certain Common Share purchase warrants;

(e)
the material change report dated February 22, 2011 regarding comments from the British Columbia Securities Commission about the Company's disclosure of technical and scientific information about its Midway, Pan and Gold Rock properties;

(f)	the material change report dated May 20, 2011 prepared in connection with the announcement of a pre-feasibility study for the Company's Pan Gold project, Nevada; and

(g)	the material change report dated May 20, 2011 prepared in connection with the announcement of an updated mineral resource estimate for the Company's Spring Valley, Nevada Gold project.

Any documents of the type referred to above (including material change reports but excluding confidential material change reports), or other disclosure documents required to be incorporated by reference into a prospectus filed under National Instrument 44-101, which are subsequently filed by the Company with securities commissions or similar authorities in the relevant provinces of Canada after the date of this Prospectus Supplement, and until all of this offering is complete, shall be deemed to be incorporated by reference into the Prospectus, as amended by this Prospectus Supplement. These documents are available through the internet on SEDAR at www.sedar.com.

Any statement contained in this Prospectus Supplement, the Prospectus or in a document (or part thereof) incorporated by reference herein or therein, or deemed to be incorporated by reference herein or therein, shall be deemed to be modified or superseded, for purposes of this Prospectus Supplement, to the extent that a statement contained in this Prospectus Supplement or in any subsequently filed document (or part thereof) that also is, or is deemed to be, incorporated by reference in this Prospectus Supplement or in the Prospectus modifies or replaces such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus Supplement or the Prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes.  The making of a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

INTEREST OF EXPERTS

As at the date hereof, the partners and associates of Stikeman Elliott LLP, as a group, own, directly or indirectly, less than 1% of the Common Shares of the Company. As at the date hereof, the partners and associates of Blake, Cassels & Graydon LLP, as a group, own, directly or indirectly, less than 1% of the Common Shares of the Company. The Company's auditors, KPMG LLP, Chartered Accountants, have advised that they are independent of the Company within the meaning of the Rules of Professional Conduct/Code of Ethics of the Institute of Chartered Accountants of British Columbia. None of the aforementioned persons, and the directors, officers, employees and partners, as applicable, of each of the aforementioned persons received or has received a direct or indirect interest in a property of the Company or any associate or affiliate of the Company.

None of Snowden Mining Industry Consultants Inc., Eric Chapman, Differential Engineering Inc., Thom Seal, Gustavson Associates, LLC, William J. Crowl, Donald E. Hulse, Terre A. Lane, Donald J. Baker, Eric LeLacheur, Don Harris, Resource Development Inc. and Deepak Malhotra, each being companies and persons who have prepared or certified the preparation of reports, statements or opinions in this Prospectus Supplement or the accompanying Prospectus relating to the Company’s mineral properties, or any director, officer, employee or partner thereof, as applicable, received or has received a direct or indirect interest in the property of the Company or of any associate or affiliate of the Company.  As at the date hereof, the aforementioned persons, companies and persons at the companies specified above who participated in the preparation of such reports, statements or opinions, as a group, beneficially own, directly or indirectly, less than 1% of the Company’s outstanding Common Shares.

ELIGIBILITY FOR INVESTMENT

In the opinion of Stikeman Elliott LLP, Canadian counsel to the Company, and Blake, Cassels & Graydon LLP, Canadian counsel to the Underwriter the Offered Shares would, if issued on the date hereof, be qualified investments under the Income Tax Act (Canada) (“Tax Act”) for trusts governed by registered retirement savings plans (“RRSPs”), registered retirement income funds (“RRIFs”), registered education savings plans, deferred profit sharing plans, registered disability savings plans and tax-free savings accounts ("TFSAs").

Notwithstanding the foregoing, the holder of a TFSA will be subject to a penalty tax on an Offered Share held in the TFSA if such Offered Share is a "prohibited investment" for the TFSA.  An Offered Share will generally not be a prohibited investment unless either: (i) the holder of the TFSA does not deal at arm’s length with the Company (within the meaning of the Tax Act), or (ii) the holder of the TFSA has a "significant interest" (within the meaning of the Tax Act) in the Company or a corporation, partnership or trust with which the Company does not deal at arm’s length for the purposes of the Tax Act.  Based on certain proposals to amend the Tax Act announced on March 22, 2011, the above-described rules regarding prohibited investments for a TFSA will also generally apply to an annuitant of an RRSP or RRIF in respect of an Offered Share held in the RRSP or RRIF.   No assurance can be given that these tax proposals will be enacted in their current form, or at all.  Holders of a TFSA and annuitants of an RRSP or RRIF should consult their own tax advisors as to whether an Offered Share will be prohibited investment in their particular circumstances.

STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities.  This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment.  In several of the provinces of Canada, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, revision of the price or damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission, revision of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province.  The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal adviser.

CERTIFICATE OF THE COMPANY

Dated: May 24, 2011

The short form prospectus, together with the documents incorporated in the prospectus by reference, as supplemented by the foregoing, constitutes full, true and plain disclosure of all material facts relating to the securities offered by the prospectus and this supplement as required by the securities legislation of the provinces of British Columbia, Alberta and Ontario.

"Daniel E. Wolfus"	"Fritz K. Schaudies"
Daniel E. Wolfus	Fritz K. Schaudies
Chief Executive Officer	Chief Financial Officer

On behalf of the Board of Directors

"Frank Yu"	"George Hawes"
Frank Yu	George Hawes
Director	Director

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CERTIFICATE OF THE UNDERWRITER

Dated: May 24, 2011

To the best of our knowledge, information and belief, the short form prospectus, together with the documents incorporated in the prospectus by reference, as supplemented by the foregoing, constitutes full, true and plain disclosure of all material facts relating to the securities offered by the prospectus and this supplement as required by the securities legislation of the provinces of British Columbia, Alberta and Ontario.

HAYWOOD SECURITIES INC.

"Kevin Campbell"

By:
Kevin Campbell
Managing Director, Investment Banking

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